Exhibit 10.11
AMENDMENT TO
2014 PG&E CORPORATION LONG TERM INCENTIVE PLAN AWARD AGREEMENTS
All outstanding award agreements (the “Agreements”) under the 2014 PG&E Corporation Long Term Incentive Plan and the 2021 PG&E Corporation Long Term Incentive Plan (the “Plans”) that provide for settlement in shares of common stock (“Stock”) of PG&E Corporation (the “Corporation”), including the outstanding Restricted Stock Unit Agreements and Performance Share Unit Agreements under the Plans, be and they hereby are, amended as described below, effective with respect to such portion of the award as may vests on or after the later of (i) the date on which PG&E Corporation approves this amendment or (ii) the date on which the applicable award recipient (the “Participant”) consents to such amendment:
1. Notwithstanding anything to the contrary in the Agreements, the Corporation may withhold shares of Stock or otherwise account for the tax obligations of the Corporation or any of its affiliates with respect to the grant of shares of Stock by considering applicable minimum statutory withholding rates or other applicable withholding rates, including the maximum withholding rates applicable to the Participant, taking into account any social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax.
IN WITNESS WHEREOF, PG&E Corporation has caused this Amendment to be executed by its Executive Vice President, People, Shared Services and Supply Chain, on August 14, 2022.
PG&E CORPORATION

By        /s/ JULIUS COX
Julius Cox
Executive Vice President – People, Shared Services and Supply Chain